Exhibit 4.6

NEITHER THESE WARRANTS NOR THE COMMON STOCK ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

2,250,000 Warrants	December 19, 2005

NATURALNANO INC.

WARRANTS

NaturalNano Inc., a Nevada corporation (“NaturalNano”), certifies that, for value received, SBI USA, LLC (“SBI”), or registered assigns (the “Holder”), is the owner of Two Million Two Hundred Fifty Thousand (2,250,000) Warrants of NaturalNano (the “Warrants”). Each Warrant entitles the Holder to purchase from NaturalNano at any time prior to the Expiration Date (as defined below) one share of the common stock of NaturalNano (the “Common Stock”) for $0.23 per share (the “Exercise Price”), on the terms and conditions hereinafter provided. The Exercise Price and the number of shares of Common Stock purchasable upon exercise of each Warrant are subject to adjustment as provided in this Certificate.

1.  Vesting; Expiration Date; Exercise

1.1  Vesting. The Warrants shall vest and become exercisable as of the date of this Certificate.

1.2  Expiration Date. The Warrants shall expire on March 31, 2007 (the “Expiration Date”).

1.3  Manner of Exercise. The Warrants are exercisable by delivery to NaturalNano of the following (the “Exercise Documents”): (a) this Certificate (b) a written notice of election to exercise the Warrants; and (c) payment of the Exercise Price in cash or by check. Within three business days following receipt of the foregoing, NaturalNano shall execute and deliver to the Holder: (a) a certificate or certificates representing the aggregate number of shares of Common Stock purchased by the Holder, and (b) if less than all of the Warrants evidenced by this Certificate are exercised, a new certificate evidencing the Warrants not so exercised.

1.4  Warrant Exercise Limitation. Notwithstanding any other provision of this Agreement, if as of the date of exercise NaturalNano has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, Holder may not exercise Warrants under this Section 1 to the extent that immediately following such exercise Holder would beneficially own 5% or more of the outstanding Common Stock of NaturalNano. For this purpose, a representation of the Holder that following such exercise it would not beneficially own 5% or more of the outstanding Common Stock of NaturalNano shall be conclusive and binding upon NaturalNano unless the number of shares of Common Stock for which the Holder seeks to exercise Warrants would themselves represent 5% or more of the outstanding Common Stock of NaturalNano following such exercise.

2.  Adjustments of Exercise Price and Number and Kind of Conversion Shares

2.1  In the event that NaturalNano shall at any time hereafter (a) pay a dividend in Common Stock or securities convertible into Common Stock; (b) subdivide or split its outstanding Common Stock; (c) combine its outstanding Common Stock into a smaller number of shares; then the number of shares to be issued immediately after the occurrence of any such event shall be adjusted so that the Holder thereafter may receive the number of shares of Common Stock it would have owned immediately following such action if it had exercised the Warrants immediately prior to such action and the Exercise Price shall be adjusted to reflect such proportionate increases or decreases in the number of shares.

2.2  In case of any reclassification, capital reorganization, consolidation, merger, sale of all or substantially all of NaturalNano’s assets or any other change in the Common Stock of NaturalNano, other than as a result of a subdivision, combination, or stock dividend provided for in Section 2.1 (any of which, a “Change Event”), then, as a condition of such Change Event, lawful provision shall be made, and duly executed documents evidencing the same from NaturalNano or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of the Warrants to purchase, at a total price equal to that payable upon the exercise of the Warrants, the kind and amount of shares of stock and other securities and property receivable in connection with such Change Event by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such Change Event. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per share payable hereunder, provided the Exercise Price for all the Warrants shall remain the same. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, capital reorganizations, mergers, consolidations, sales or other transfers. Notwithstanding the foregoing, in the event NaturalNano enters into a reverse merger (the “Reverse Merger”) with a corporation that is obligated to file reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Public Company”), or a subsidiary of such corporation, pursuant to which NaturalNano’s shareholders will acquire control of the Public Company, each Warrant shall thereafter entitle the Holder to purchase one share of the Common Stock of the Public Company at the Exercise Price in effect immediately prior to the Reverse Merger, notwithstanding that in the Reverse Merger outstanding shares of Common Stock of NaturalNano may be exchanged for more than one share of the Public Company’s Common Stock.

3.  Reservation of Shares. NaturalNano shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as shall from time to time be issuable upon exercise of the Warrants. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to permit the exercise of the Warrants, NaturalNano shall promptly seek such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.  Certificate as to Adjustments. In each case of any adjustment in the Exercise Price, or number or type of shares issuable upon exercise of these Warrants, the Chief Financial Officer of NaturalNano shall compute such adjustment in accordance with the terms of these Warrants and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Exercise Price. NaturalNano shall promptly send (by facsimile and by either first class mail, postage prepaid or overnight delivery) a copy of each such certificate to the Holder.

5.  Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to NaturalNano of the ownership of and the loss, theft, destruction or mutilation of this Certificate, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of these Warrants, NaturalNano will execute and deliver in lieu thereof a new Certificate of like tenor as the lost, stolen, destroyed or mutilated Certificate.

6.  Representations and Warranties of NaturalNano. NaturalNano hereby represents and warrants to Holder that:

6.1  Due Authorization. All corporate action on the part of NaturalNano, its officers, directors and shareholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of NaturalNano under, these Warrants, and (b) the authorization, issuance, reservation for issuance and delivery of all of the Common Stock issuable upon exercise of these Warrants, has been duly taken. These Warrants constitute a valid and binding obligation of NaturalNano enforceable in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

6.2  Organization. NaturalNano is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as currently proposed to be conducted.

6.3  Valid Issuance of Stock. Any shares of Common Stock issued upon exercise of the Warrants in accordance with their terms will be duly and validly issued, fully paid and non-assessable.

6.4  Governmental Consents. All consents, approvals, orders, authorizations or registrations, qualifications, declarations or filings with any federal or state governmental authority on the part of NaturalNano required in connection with the issuance of the Warrants have been obtained.

7.  Representations and Warranties of SBI. SBI, and any subsequent holder of Warrants, by its acceptance hereof, represents and warrants to NaturalNano that:

7.1  It is acquiring the Warrants for its own account, for investment purposes only.

7.2  It understands that an investment in the Warrants and in the shares of Common Stock issuable upon exercise of the Warrants involves a high degree of risk, and it has the financial ability to bear the economic risk of this investment in the Warrants and such shares, including a complete loss of such investment. It has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

7.3  It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrants and in the shares of Common Stock issuable upon exercise of the Warrants and in protecting its own interest in connection with such transactions.

7.4  It understands that neither the Warrants nor the shares of Common Stock issuable upon exercise of the Warrants have been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws. It is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Warrants and on the shares of Common Stock issuable upon exercise of the Warrants may result in it being required to hold the Warrants or such shares for an indefinite period of time.

7.5  It agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Warrants or any of the shares of Common Stock issuable upon exercise of the Warrants except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to NaturalNano any such Transfer would not be exempt from the registration and prospectus delivery requirements of the Securities Act, NaturalNano may require the Holder and the contemplated transferee to furnish NaturalNano with letters setting forth such information and agreements as may be reasonably requested by NaturalNano to ensure compliance with the Securities Act.

8.  Notices of Record Date

In the event:

8.1  NaturalNano shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of these Warrants), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right; or

8.2  of any consolidation or merger of NaturalNano with or into another corporation, any capital reorganization of NaturalNano, any reclassification of the capital stock of NaturalNano, or any conveyance of all or substantially all of the assets of NaturalNano to another corporation in which holders of NaturalNano’s stock are to receive stock, securities or property of another corporation; or

8.3  of any voluntary dissolution, liquidation or winding-up of NaturalNano; or

8.4  of any redemption or conversion of all outstanding Common Stock; then, and in each such case, NaturalNano will mail or cause to be mailed to the Holder a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities as at the time are receivable upon the exercise of these Warrants), shall be entitled to exchange their shares of Common Stock (or such other stock or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. NaturalNano shall use all reasonable efforts to ensure such notice shall be delivered at least five days prior to the date therein specified.

9.  Registration Rights.

9.1  Definitions. For purposes of this Section 9, the following terms shall have the meanings set forth below:

9.1.1  A “Blackout Event” means any of the following: (a) the possession by NaturalNano of material information that is not ripe for disclosure in a registration statement or prospectus, as determined reasonably and in good faith by the Chief Executive Officer or the Board of Directors of NaturalNano or that disclosure of such information in the Registration Statement or the prospectus constituting a part thereof would be materially detrimental to the business and affairs of NaturalNano; or (b) any material engagement or activity by NaturalNano which would, in the reasonable and good faith determination of the Chief Executive Officer or the Board of Directors of NaturalNano, be materially adversely affected by disclosure in a registration statement or prospectus at such time.

9.1.2  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

9.1.3  “Included Shares” shall mean any Registrable Shares included in a Registration.

9.1.4  “Registrable Shares” shall mean the shares of Common Stock (or such stock or securities as at the time are receivable upon the exercise of these Warrants) issuable upon exercise of the Warrants and any other warrants and or other securities issued to SBI in connection with performing investor relations services for NaturalNano, and shares or securities issued as a result of stock split, stock dividend or reclassification of such shares.

9.1.5  “Registration” shall mean a registration of securities under the Securities Act.

9.1.6  “Registration Period” with respect to any Registration Statement shall mean the period commencing the effective date of the Registration Statement and ending upon withdrawal or termination of the Registration Statement.

9.1.7  “Registration Statement” shall mean a registration statement, as amended from time to time, filed with the SEC in connection with a Registration.

9.1.8  “SEC” shall mean the Securities and Exchange Commission.

9.2  Piggyback Registration. Unless the Registrable Shares are then included in a Registration Statement or can be sold under the provisions of Rule 144 without limitation as to volume, whether pursuant to Rule 144(k) or otherwise, if NaturalNano shall determine to register any Common Stock under the Securities Act for sale in connection with a public offering of Common Stock (other than pursuant to an employee benefit plan or in connection with a merger, acquisition or similar transaction), NaturalNano will give written notice thereof to Holder and will include in such Registration Statement any of the Registrable Shares which Holder may request be included by a writing delivered to NaturalNano within 15 days after the notice given by NaturalNano to Holder; provided, however, that if the offering is to be firmly underwritten, and the representative of the underwriters of the offering refuse in writing to include in the offering all of the shares of Common Stock requested by NaturalNano and others, the shares to be included shall be allocated first to NaturalNano and any shareholder who initiated such Registration and then among the others (including Holder) based on the respective number of shares of Common Stock held by such persons. If NaturalNano decides not to, and does not, file a Registration Statement with respect to such Registration, or after filing determines to withdraw the same before the effective date thereof, NaturalNano will promptly so inform Holder, and NaturalNano will not be obligated to complete the registration of the Included Shares included therein.

9.3  Certain Covenants. In connection with any Registration:

9.3.1  NaturalNano shall take all lawful action such that the Registration Statement, any amendment thereto and the prospectus forming a part thereof do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Upon becoming aware of the occurrence of any event or the discovery of any facts during the Registration Period that make any statement of a material fact made in the Registration Statement or the related prospectus untrue in any material respect or which material fact is omitted from the Registration Statement or related prospectus that requires the making of any changes in the Registration Statement or related prospectus so that it will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (taking into account any prior amendments or supplements), NaturalNano shall promptly notify Holder, and, subject to the provisions of Section 9.4, as soon as reasonably practicable prepare (but, subject to Section 9.4, in no event more than five business days in the case of a supplement or seven business days in the case of a post-effective amendment) and file with the SEC a supplement or post-effective amendment to the Registration Statement or the related prospectus or file any other required document so that, as thereafter delivered to a purchaser of Shares from Holder, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

9.3.2  At least three business days prior to the filing with the SEC of the Registration Statement (or any amendment thereto) or the prospectus forming a part thereof (or any supplement thereto), NaturalNano shall provide draft copies thereof to Holder and shall consider incorporating into such documents such comments as Holder (and its counsel) may propose to be incorporated therein. Notwithstanding the foregoing, no prospectus supplement need be delivered in draft form to Holder.

9.3.3  NaturalNano shall promptly notify Holder upon the occurrence of any of the following events in respect of the Registration Statement or the prospectus forming a part thereof: (a) the receipt of any request for additional information from the SEC or any other federal or state governmental authority, the response to which would require any amendments or supplements to the Registration Statement or related prospectus; (b) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; or (c) the receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

9.3.4  NaturalNano shall furnish to Holder with respect to the Included Shares registered under the Registration Statement (and to each underwriter, if any, of such Included Shares) such number of copies of prospectuses and such other documents as Holder may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Included Shares by Holder pursuant to the Registration Statement.

9.3.5  In connection with any registration pursuant to Section 9.2, NaturalNano shall file or cause to be filed such documents as are required to be filed by NaturalNano for normal Blue Sky clearance in states specified in writing by Holder; provided, however, that NaturalNano shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

9.3.6  NaturalNano shall bear and pay all expenses incurred by it and Holder (other than underwriting discounts, brokerage fees and commissions and fees and expenses of more than one law firm) in connection with the Registration of the Registrable Shares pursuant to the Registration Statement; provided, however, that NaturalNano shall not be obligated to pay the fees and expenses of more than one legal counsel who shall serve as counsel to all selling shareholders in such Registration.

9.3.7  NaturalNano shall require each legal opinion and accountant’s “cold comfort” letter in connection with the Registration, if any, to be rendered to Holder as well as NaturalNano and/or its Board of Directors.

9.3.8  As a condition to including Registrable Shares in a Registration Statement, Holder must provide to NaturalNano such information regarding itself, the Registrable Shares held by it and the intended method of distribution of such Included Shares as shall be required to effect the registration of the Included Shares and, if the offering is being underwritten, Holder must provide such powers of attorney, indemnities and other documents as may be reasonably requested by the managing underwriter.

9.3.9  Following the effectiveness of a Registration Statement, upon receipt from NaturalNano of a notice that such Registration Statement contains an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, Holder will immediately discontinue disposition of Included Shares pursuant to the Registration Statement until NaturalNano notifies Holder that it may resume sales of Included Shares and, if necessary, provides to Holder copies of the supplemental or amended prospectus.

9.4  Blackout Event. NaturalNano shall not be obligated to file a post-effective amendment or supplement to the Registration Statement or the prospectus constituting a part thereof during the continuance of a Blackout Event; provided, however, that no Blackout Event may be deemed to exist for more than 60 days. Without the express written consent of Holder, if required to permit the continued sale of Shares by Holder, a post-effective amendment or supplement to Registration Statement or the prospectus constituting a part thereof must be filed no later than the 61st day following commencement of a Blackout Event.

9.5  Rule 144. With a view to making available to Holder the benefits of Rule 144, NaturalNano agrees, until such time as Holder can sell all remaining Registrable Shares under the provisions Rule 144(k), to:

9.5.1.1  comply with the provisions of paragraph (c)(1) of Rule 144; and

9.5.1.2  file with the SEC in a timely manner all reports and other documents required to be filed by NaturalNano pursuant to Section 13 or 15(d) under the Exchange Act; and, if at any time it is not required to file such reports but in the past had been required to or did file such reports, it will, upon the request of a Purchaser, make available other information as required by, and so long as necessary to permit sales of its Shares pursuant to, Rule 144.

9.6  NaturalNano Indemnification. In connection with any Registration covering Included Shares, NaturalNano agrees to indemnify and hold harmless Holder, and its officers, directors and agents (including broker or underwriter selling Included Shares for Holder), and each person, if any, who controls Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by (a) any violation or alleged violation by NaturalNano of the Securities Act, Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, Exchange Act or any state securities laws, (b) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Included Shares (as amended or supplemented if NaturalNano shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or (c) caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to NaturalNano by Holder or on Holder’s behalf expressly for use therein.

9.7  Holder Indemnification. Holder, by requesting that Registrable Shares be included in a Registration, agrees to indemnify and hold harmless NaturalNano, its officers, directors and agents and each person, if any, who controls NaturalNano within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity from NaturalNano to Holder set forth in Section 9.6, but only with respect to information furnished or required to be furnished in writing by Holder or on Holder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Shares, or any amendment or supplement thereto, or any preliminary prospectus.

9.8  Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 9, such person (an “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent that) that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties (including in the case of Holder, all of its officers, directors and controlling persons) and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, the Indemnified Parties shall designate such firm in writing to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

9.9  Contribution. To the extent any indemnification by an Indemnifying Party is prohibited or limited by law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which, he, she or it would otherwise be liable under this Section 9 to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where a party would not have been liable for indemnification under this Section 9 and (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning used in the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

10.  Nontransferability. SBI may not sell or transfer any Warrants to any person other than a director, officer, employee, manager or affiliate of SBI (or a person controlled by one or more directors, officers, employees, managers or affiliates of SBI) or to a person or entity that assists SBI in providing services to NaturalNano without the consent of NaturalNano.

11.  Severability. If any term, provision, covenant or restriction of these Warrants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of these Warrants shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.  Notices. All notices, requests, consents and other communications required hereunder shall be in writing and shall be effective when delivered or, if delivered by registered or certified mail, postage prepaid, return receipt requested, shall be effective on the third day following deposit in United States mail: to the Holder, at SBI USA, LLC, 610 Newport Center Drive, Newport Beach, CA 92660; and if addressed to NaturalNano, at NaturalNano Inc., 150 Lucius Gordon Drive, West Henrietta, NY 14586, or such other address as Holder or NaturalNano may designate in writing.

13.  No Rights as Shareholder. The Holder shall have no rights as a shareholder of NaturalNano with respect to the shares issuable upon exercise of the Warrants until the receipt by NaturalNano of all of the Exercise Documents.

NaturalNano Inc.

By:	/s/ Michael D. Riedlinger
Michael D. Riedlinger, President

Agreed to and accepted by:
SBI USA, LLC

By:	/s/ Shelly Singhal
Shelly Singhal, Manager

EXHIBIT “A”
NOTICE OF EXERCISE
(To be signed only upon exercise of the Warrants)

To: NaturalNano Inc.

The undersigned hereby elects to purchase shares of Common Stock (the “Warrant Shares”) of NaturalNano Inc. (“NaturalNano”), pursuant to the terms of the enclosed warrant certificate (the “Certificate”). The undersigned tenders herewith payment of the exercise price pursuant to the terms of the Certificate.

The undersigned hereby represents and warrants to, and agrees with, NaturalNano as follows:

1.  Holder is acquiring the Warrant Shares for its own account, for investment purposes only and not with a view to distribution in violation of the Securities Act of 1933, as amended (the “Securities Act”).

2.  Holder understands that an investment in the Warrant Shares involves a high degree of risk, and Holder has the financial ability to bear the economic risk of this investment in the Warrant Shares, including a complete loss of such investment. Holder has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

3.  Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrant Shares and in protecting its own interest in connection with this transaction.

4.  Holder understands that the issuance of the Warrant Shares to Holder has not been registered under the Securities Act or under any state securities laws. Holder is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Warrant Shares may result in Holder being required to hold the Warrant Shares for an indefinite period of time unless the transfer by Holder is registered under the Securities Act.

5.  Holder agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Warrant Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to NaturalNano any Transfer of the Warrant Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, NaturalNano may require the contemplated transferee to furnish NaturalNano with an investment letter setting forth such information and agreements as may be reasonably requested by NaturalNano to ensure compliance by such transferee with the Securities Act.

Each certificate evidencing the Warrant Shares will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE EXERCISED, SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

6.  Immediately following this exercise of Warrants, if as of the date of exercise NaturalNano has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, the undersigned will not beneficially own five percent (5%) or more of the then outstanding Common Stock of NaturalNano (based on the number of shares outstanding set forth in the most recent periodic report filed by NaturalNano with the Securities and Exchange Commission and any additional shares which have been issued since that date of which Holder is aware have been issued).

Number of Warrants Exercised: ______________

Dated: ____________________

__________________________________________